Exhibit 99.1

Aridis Pharmaceuticals to Present at the 2018 Cantor Global Healthcare Conference

San Jose, Calif., September 26, 2018 — Aridis Pharmaceuticals, Inc. (Nasdaq: ARDS), a biopharmaceutical company focused on the discovery and development of targeted immunotherapy using fully human monoclonal antibodies, or mAbs, to treat life-threatening infections, today announced that Fred Kurland, J.D., MBA, Chief Financial Officer, and Wolfgang Dummer, M.D., Ph.D., Chief Medical Officer, will present a corporate overview and strategies for growth at the 2018 Cantor Global Healthcare Conference taking place October 1st-3rd in New York City.

Date: Wednesday, October 3, 2018

Time: 11:30 am Eastern Time

Location: Intercontinental New York Barclay Hotel in New York City

Room: Rockefeller Suite

A webcast of the live presentation will be available at https://investors.aridispharma.com/events beginning at 11:30 am ET. A replay will be available on the Company’s website for 90 days.

About Aridis Pharmaceuticals, Inc.

Aridis (Nasdaq: ARDS) is a late-stage biopharmaceutical company focused on discovering and developing targeted immunotherapies using fully human monoclonal antibodies, or mAbs, to treat life-threatening infections. The use of mAbs represents an innovative treatment approach that harnesses the human immune system to fight infections and is designed to overcome the deficiencies associated with the current standard of care, broad spectrum antibiotics. Such deficiencies include, but are not limited to, increasing drug resistance, short duration of response, perturbation of the human microbiome, and lack of differentiation among current treatments. Aridis’  pipeline includes AR-101, a fully human immunoglobulin mAb targeting P. aeruginosa serotype O11, which accounts for approximately 22% of all P. aeruginosa hospital acquired infections worldwide; AR-301, a fully human immunoglobulin 1, or IgG1, mAb targeting hospital-acquired pneumonia, or HAP,  and ventilator-associated pneumonia, or VAP,  S. aureus alphatoxin; AR-105, a fully human IgG1 mAb being developed to treat acute pneumonia caused by P. aeruginosa infection; AR-501, a broad spectrum small molecule anti-infective being developed to manage both chronic lung infections in cystic fibrosis patients; AR-401, our preclinical mAb program aimed at treating infections caused by Acinetobacter baumannii; and AR-201, a fully human IgG1 mAb that neutralizes diverse clinical isolates of respiratory syncytial virus, or RSV.

For additional information on Aridis, please visit https://aridispharma.com/.

Contact:

Lisa Sher

Head of Investor & Public Relations

Sherl@aridispharma.com

+1 (970) 987-2654 (Direct)